Exhibit 99.1

For Immediate Release

Contact Media Inquiries: 312/436-4356 Investor Relations: 312/436-6098

USG Corporation Elects Matthew F. Hilzinger Executive Vice President and Chief Financial Officer

CHICAGO, March 26, 2012 — USG Corporation (NYSE: USG), a leading building products company, has announced the election of Matthew F. Hilzinger to the position of executive vice president and chief financial officer, effective May 1, 2012. Hilzinger, former senior vice president and chief financial officer with Exelon Corporation, succeeds Richard H. Fleming, who will remain with USG as Executive Vice President until his expected retirement later this year.

Hilzinger will serve as USG’s chief financial officer, overseeing the execution all financial activities including financial reporting, treasury, risk management, tax, and investor relations, and will also oversee strategic planning and IT.

James S. Metcalf, Chairman, President and Chief Executive Officer of USG commented, “We are thrilled to have Matt join our team. He is a talented, experienced and highly regarded financial executive who will certainly contribute to the success of the company’s growth strategy. He will be a strong successor to Rick Fleming, who has been a major contributor to USG’s many successes for more than 30 years.”

Hilzinger, 48, became senior vice president and chief financial officer of Exelon Corporation in January 2008 after joining Exelon as vice president and corporate controller in April 2002. Most recently, he has been executive vice president and chief integration officer, responsible for the merger-related integration of Exelon and Constellation Energy. Hilzinger’s career spans more than twenty years of financial and operating experience in a variety of international and domestic operations. Prior to joining Exelon, Mr. Hilzinger was with Kmart Corporation in Troy, Michigan where he held a number of financial positions including vice president, controller, assistant treasurer and divisional vice president, logistics finance and planning. Prior to Kmart, Hilzinger held various financial and operating positions at Handleman Company, also in Troy, Michigan. Mr. Hilzinger began his career at Arthur Andersen & Co. in Detroit.

Hilzinger received his bachelor’s of business administration degree in 1985 from the University of Michigan in Ann Arbor and received his certification as a certified public accountant in 1987.

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply branch locations efficiently stock and deliver building materials nationwide. For additional information, visit www.usg.com.

Media Inquires: (312) 436-4356

Investor Relations: (312) 436-6098